Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 23, 2019, relating to the balance sheet of Galileo Acquisition Corp. as of August 16, 2019, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 20, 2019 (inception) through August 16, 2019, appearing in this Registration Statement on Form S-1, File No. 333-234049, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 17, 2019